Prospectus Supplement No. 1 (to prospectus dated February 14, 2020)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-236334

Vertiv Holdings Co
270,238,621 Shares of Class A Common Stock
10,606,666 Warrants to Purchase Class A Common Stock
220,000 Units

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 14, 2020 (the “Prospectus”), related to: (1) the issuance by us of up to 33,533,303 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”) that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants and the private placement warrants (each as defined in the Prospectus); and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of (i) up to 270,238,621 shares of Class A common stock, (ii) up to 10,606,666 warrants and (iii) up to 220,000 units (each as defined in the Prospectus), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 24, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our Class A common stock, warrants and units are traded on the New York Stock Exchange under the symbols “VRT,” “VRT WS” and “VERT.U,” respectively. On February 21, 2020, the closing price of our Class A common stock was $12.85 per share, the closing price of our warrants was $3.38 per share, and the closing price of our units was $14.14 per share.
Investing in our securities involves risks. See “Risk Factors” beginning on page 20 of the Prospectus and in any applicable prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2020

VERTIV HOLDINGS CO
(Exact name of registrant as specified in its charter)

Delaware	001-38518	81-2376902
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1050 Dearborn Drive, Columbus, Ohio 43085
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 212-902-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value per share, and one-third of one redeemable warrant to purchase one share of Class A common stock	VERT.U	New York Stock Exchange
Class A common stock, $0.0001 par value per share	VRT	New York Stock Exchange
Redeemable warrants to purchase Class A common stock	VRT WS	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On February 19, 2020, Andrew S. Klaus notified Vertiv Holdings Co (the “Company”) of his decision to resign from his position as Chief Accounting Officer of the Company and to accept the position of Chief Financial Officer of a company that he intends to join in April 2020. Mr. Klaus will remain in his current position with the Company until April 9, 2020 to ensure a smooth transition. The Company is in the process of identifying his replacement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2020	Vertiv Holdings Co
/s/ Rob Johnson
Name: Rob Johnson
Title: Chief Executive Officer